Exhibit 99.1

Contact:	Mark A. Kopser Executive Vice President and Chief Financial Officer (972) 713-3500
UNITED SURGICAL PARTNERS INTERNATIONAL
ANNOUNCES FIRST QUARTER 2010 RESULTS
Dallas, Texas (May 5, 2010) — United Surgical Partners International, Inc. (“USPI” or the “Company”) today announced results for the first quarter ended March 31, 2010.
First Quarter Financial Results
     For the quarter ended March 31, 2010, consolidated net revenues were $144.8 million compared with $157.1 million in the prior year period. On a year-over-year basis, consolidated net revenues were reduced by $7.7 million due to the deconsolidation of facilities that are now accounted for under the equity method. Operating income for the first quarter was $51.1 million as compared with $56.4 million for the prior year period. Operating income margin for the first quarter of 2010 decreased 60 basis points to 35.3% from 35.9% in the prior year period. For the quarter, EBITDA less noncontrolling interests was $45.7 million compared with $49.1 million in the prior year period. The operating results for the quarter were due to weak same-facility revenue growth and a slight decrease in operating income margins. The Company’s results were also unfavorably impacted by the value-added tax assessment in the United Kingdom, as the taxing authority reversed its position on a $1.8 million refund awarded to the Company in the second quarter of 2009. The Company is appealing the decision.
     Cash flows from operating activities for the first quarter totaled $39.4 million compared with $52.3 million for the prior year period. During the first quarter, the Company and its consolidated subsidiaries invested approximately $4.2 million in maintenance capital expenditures and an additional $4.3 million to develop new facilities and expand existing facilities.
Systemwide Financial Results
     Due in large part to the Company’s partnerships with physicians and not-for-profit healthcare systems, the Company does not consolidate all of its facilities. At March 31, 2010, 111 of the 169 facilities the Company operated were not consolidated. To help analyze results of operations, management uses an operating measure called systemwide revenue growth, which includes revenues of both consolidated and unconsolidated facilities. While revenues of the Company’s unconsolidated facilities are not recorded as revenues by USPI, equity in earnings of unconsolidated affiliates, which increased $0.7 million, or 5%, in the first quarter, is a significant and growing portion of the Company’s overall earnings. In addition to overall systemwide revenue growth, USPI calculates growth rates and operating margins for the facilities that were operational in both the current and prior year periods, a group the Company refers to as same-store or same-facility. This group also consists of both consolidated and unconsolidated facilities.
     For the quarter ended March 31, 2010, systemwide net revenues increased 2%. This growth was due to a 4% increase in net revenue per case, offset by a 2% decrease in same-facility cases.
Revenue Analysis
     The revenues of the facilities operated by the Company increased slightly on a year-over-year basis, while consolidated revenues decreased. Consolidated and unconsolidated revenues were also affected by other transactions and a weakening U.S. dollar. The table below lists the key drivers of year-over-year changes in revenues.
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United Surgical Partners Announces First Quarter 2010 Results

May 5, 2010

	Three Months Ended
	March 31, 2010
	As Reported
	Under GAAP	Unconsolidated
Total revenues, three months ended March 31, 2009	$157,139	$272,511
Add: Revenue from acquired facilities	1,622	6,253
Less: Revenue of disposed facilities	—	(5,864)
Less: Revenue of deconsolidated facilities	(7,686)	7,686
Impact of exchange rate	2,114	—

Adjusted base period	153,189	280,586
(Decrease) increase from operations	(6,732)	11,542
Non-facility based revenue	(1,614)	1,683

Total revenues, three months ended March 31, 2010	$144,843	$293,811

Development Activity
     During the quarter, the Company opened a newly constructed surgical hospital in the Dallas/Fort Worth market. At March 31, 2010, the Company had six facilities under development, of which four were under construction.
Summary
     Commenting on the results, William H. Wilcox, USPI’s chief executive officer, said, “We believe that a combination of the continued concerns regarding the economy, high unemployment and changes in insurance plan design all had an impact on volumes and first quarter results. As we look ahead to the remainder of the year, we are comfortable with our strategy and believe it will position us to take advantage of the current market conditions.”
     The live broadcast of USPI’s first quarter conference call will begin at 11:00 a.m. Eastern Time on May 6, 2010. A 30-day online replay will be available approximately an hour following the conclusion of the live broadcast. A link to these events can be found on the Company’s website at www.unitedsurgical.com or at www.earnings.com. Additional financial information pertaining to United Surgical Partners International may be found by visiting the Investor Relations section of the Company’s website.
     USPI, headquartered in Dallas, Texas, currently has ownership interests in or operates 171 surgical facilities. Of the Company’s 167 domestic facilities, 113 are jointly owned with not-for-profit healthcare systems. The Company also operates four facilities in London, England.
     The above includes forward-looking statements based on current management expectations. Numerous factors exist that may cause results to differ from these expectations. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties relating to the Company, including without limitation, (i) reduction in reimbursement from payors; (ii) the Company’s ability to attract physicians and retain qualified management and personnel; (iii) the Company’s significant leverage; (iv) geographic concentrations of certain of the Company’s operations; (v) risks associated with the Company’s acquisition and development strategies; (vi) the regulated nature of the healthcare industry; (vii) the highly competitive nature of the healthcare business; and (viii) those risks and uncertainties described from time to time in the Company’s filings with the Securities and Exchange Commission. Therefore, the Company’s actual results may differ materially. The Company undertakes no obligation to update any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.
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United Surgical Partners Announces First Quarter 2010 Results

May 5, 2010
UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
Unaudited Condensed Consolidated Statements of Income
(in thousands, except number of facilities)

	Three Months Ended
	March 31,
	2010	2009
Revenues	$144,843	$157,139

Equity in earnings of unconsolidated affiliates	14,288	13,559

Operating expenses:
Salaries, benefits and other employee costs	40,632	42,875
Medical services and supplies	25,285	25,753
Other operating expenses	23,426	24,297
General and administrative expenses	8,548	10,344
Provision for doubtful accounts	1,883	2,052
Depreciation and amortization	8,298	8,956

Total operating expenses	108,072	114,277

Operating income	51,059	56,421
Interest expense, net	(17,750)	(17,752)
Other, net	93	(10,064)

Income before income taxes	33,402	28,605
Income tax expense	(7,756)	(6,623)

Net income	25,646	21,982
Less: Net income attributable to noncontrolling interests	(13,635)	(16,295)

Net income attributable to USPI’s common stockholder	$12,011	$5,687

Supplemental Data:
Facilities operated at period end	169	168

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United Surgical Partners Announces First Quarter 2010 Results

May 5, 2010
UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
Unaudited Condensed Consolidated Balance Sheets
(in thousands)

	March 31,	Dec. 31,
	2010	2009
ASSETS

Current assets:
Cash and cash equivalents	$38,791	$34,890
Accounts receivable, net of allowance for doubtful accounts of $8,095 and $8,160, respectively	49,595	54,237
Other receivables	21,549	15,246
Inventories	8,568	8,789
Deferred tax assets, net	15,317	16,400
Other	15,802	14,382

Total current assets	149,622	143,944

Property and equipment, net	195,420	198,506
Investments in unconsolidated affiliates	353,477	355,499
Goodwill and intangible assets, net	1,585,861	1,602,187
Other	29,467	25,256

Total assets	$2,313,847	$2,325,392

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$20,123	$23,475
Accrued expenses and other	210,109	210,148
Current portion of long-term debt	25,559	23,337

Total current liabilities	255,791	256,960

Long-term debt	1,034,496	1,048,191
Other liabilities	163,253	158,373

Total liabilities	1,453,540	1,463,524

Noncontrolling interests — redeemable	67,129	63,865

USPI stockholder’s equity	753,229	757,952
Noncontrolling interests — nonredeemable	39,949	40,051

Total equity	793,178	798,003

Total liabilities and equity	$2,313,847	$2,325,392

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United Surgical Partners Announces First Quarter 2010 Results

May 5, 2010
UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
Key Operating Statistics

	Three Months Ended March 31,
	2010	2009	% Change
Systemwide statistics (in thousands):
Revenue	$426,126	$418,491	1.8%
Operating income	106,261	111,610	(4.8%)

Systemwide same-facility statistics(1) (2):
United States
Facility cases	177,446	181,215	(2.1%)

Net revenue/case	$2,197	$2,120	3.6%

Net revenue (in thousands)	$389,903	$384,116	1.5%

Facility operating income margin(3)	25.2%	27.6%	(240) bps

United Kingdom:
Adjusted admissions	5,655	5,860	(3.5%)
Net revenue/adjusted admission	$4,660	$4,145	12.4%
Net revenue/adjusted admission (at constant currency translation rates)(4)	$4,660	$4,511	3.3%
Net revenue (in thousands)	$26,353	$24,292	8.5%
Facility operating income margin(3)	25.4%	27.6%	(220) bps

Other:
Total consolidated facilities	59	61

EBITDA less noncontrolling interests(5) (in thousands):
GAAP operating income	$51,059	$56,421	(9.5%)
Depreciation and amortization	8,298	8,956

EBITDA	59,357	65,377
Net income attributable to noncontrolling interests	(13,635)	(16,295)

EBITDA less noncontrolling interests	$45,722	$49,082	(6.8%)

(1)	Excludes facilities in their first year of operations. Includes facilities accounted for under the equity method as well as consolidated facilities.

(2)	Statistics are included in both periods for current year acquisitions.

(3)	Calculated as operating income divided by net revenue.

(4)	Calculated using first quarter 2010 exchange rates. The Company believes net revenue per adjusted admission is an important measure of the United Kingdom operations and that using a constant currency translation rate more accurately reflects the trend of the business.

(5)	EBITDA and EBITDA less noncontrolling interests are not measures defined under generally accepted accounting principles (GAAP). The Company believes EBITDA and EBITDA less noncontrolling interests are important measures for purposes of allocating resources and assessing performance. EBITDA, which is computed by adding operating income plus depreciation and amortization, is commonly used as an analytical indicator within the healthcare industry and also serves as a measure of leverage capacity and debt service ability. EBITDA less noncontrolling interests, which is computed by subtracting net income attributable to noncontrolling interests from EBITDA, adjusts both years’ EBITDA to reflect that the Company does not own 100% of each facility. EBITDA and EBITDA less noncontrolling interests should not be considered as measures of financial performance under GAAP, and the items excluded from EBITDA and EBITDA less noncontrolling interests are significant components in understanding and assessing financial performance. Because EBITDA and EBITDA less noncontrolling interests are not measurements determined in accordance with GAAP and are thus susceptible to varying calculation methods, EBITDA and EBITDA less noncontrolling interests as presented by United Surgical Partners International may not be comparable to similarly titled measures of other companies.

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